United States Courts Southern District of Texas FILED
CT	MAY 22 2002
Michael N. Milby, Clerk

IN THE UNITED STATES DISTRICT COURT
FOR THE SOUTHERN DISTRICT OF TEXAS
HOUSTON DIVISION

HAROLD G. BASSER, Derivatively and On	)
Behalf of Nominal Defendant SEITEL INC.,	)
PLAINTIFF,	)
)
v.	)
)
PAUL A. FRAME, DEBRA D. VALICE,	)	Case No H– 02 1874
MARCIA H. KENDRICK, HERBERT M.	)
PEARLMAN, KEVIN FIUR, FRED S.	)
ZEIDMAN, JOHN E. STIEGLITZ,	)
WALTER M. CRAIG, AND WILLIAM	)
LERNER,	)
DEFENDANTS,	)
)
and	)
)
SEITEL INC.,	)
NOMINAL DEFENDANT.	)

SHAREHOLDER DERIVATIVE COMPLAINT

        Plaintiff alleges on information and belief, except as to those allegations that pertain to plaintiff, which are alleged on personal knowledge, as follows:

NATURE OF THE CASE

        1.   This is a shareholders’ derivative action brought pursuant to the Federal Rules of Civil Procedure 23.1 for the benefit of nominal defendant Seitel Inc. (“Seitel” or the “Company”) against its directors, defendants Paul A. Frame, Debra D. Balice, Marcia H. Kendrick, Herbert M. Pearlman, Kevin Fiur, Fred S. Zeidman, Debra D. Valice, John E. Stieglitz, Walter M. Craig, and William Lerner, (hereinafter, the “Individual Defendants”), seeking to remedy the Individual Defendants’ breaches of fiduciary duty, including their knowing violations of Generally

Accepted Accounting Principles (“GAAP”) and knowing violations of federal and state securities laws, acts of bad faith, and other breaches of fiduciary duty.

JURISDICTION AND VENUE

        2.   This Court has jurisdiction over this action pursuant to 28 U.S.C. § 1332(a) (1). Plaintiff and all defendants are residents and citizens of different states. The amount in controversy between plaintiff and the defendants exceeds $75,000.00, exclusive of interest and costs. This is not a collusive action to confer jurisdiction on this Court which it would not otherwise have.

        3.   Venue is proper in this district. Many of the acts and transactions giving rise to the violations of law complained of herein, including the decision to engage in the activities which gave rise to the acts underlying the accounting fraud alleged against the defendants and the preparation and dissemination to the investing public of false and misleading information due to the nondisclosure of conduct occurring in this district. Seitel maintains its headquarters and executive offices in Houston, Texas. Many of the defendants are believed to reside within the district.

PARTIES

        4.   Plaintiff, Harold G. Basser, is a citizen of Massachusetts and a shareholder of nominal defendant Seitel. Plaintiff currently holds and held such securities during the time the wrongdoing alleged in this Complaint occurred.

        5.   Nominal defendant Seitel is incorporated pursuant to the laws of Delaware, but has its principal executive offices located at 50 Briar Hollow Lane, 7th Floor West, Houston, Texas 77027. The Company provides seismic data and related geophysical services and expertise to the petroleum industry. At all relevant times, Seitel’s common stock actively traded on the New York Stock Exchange under the symbol “SEI.”

        6.   The following Individual Defendants were members of the Company’s Board of Directors at times relevant to this Complaint:

                     a.   Defendant Paul A. Frame (“Frame”) is and has been the President of Seitel since January 1987, the Chief Executive Officer since July 1992, and the Chairman of the Board since February 2002. He joined Seitel as the Vice President of Marketing in August 1984, and served as the Executive Vice President during January 1985 and January 1987. Defendant Frame signed Seitel’s Forms 10-Q for the first, second and third quarters of 2000 and 2001, and Forms 10-K for years ended December 31, 2000 and December 31, 2001. Frame is believed to be a citizen of Texas.

                     b.   Defendant Debra D. Valice (“Valice”) is Seitel’s Chief Financial Officer, Executive Vice President of Finance, Treasurer, and Corporate Secretary. She has served as a member of Seitel’s Board of Directors since 1995. She served as the Chief Accounting Officer of the Company from March 1986 until February 1987, when she became the Chief Financial Officer. As Chief Financial Officer, Valice is responsible for the representations and financial information in the SEC filings. In 1975, the SEC issued new instructions for Form 10-Q quarterly reports, requiring Forms 10-Q to be signed by the chief financial officers or chief accounting officers of companies to emphasize their responsibility for the financial data included therein. Defendant Valice signed Seitel’s Forms 10-Q for the first, second and third quarters of 2000 and 2001, and Forms 10-K for years ended December 31, 2000 and December 31, 2001. Valice is believed to be a citizen of Texas.

                     c.   Defendant Marcia H. Kendrick (“Kendrick”) was the Chief Accounting Officer of Seitel. Kendrick signed Seitel’s Forms 10-Q for the first, second and third quarters of 2000 and 2001, and Forms 10-K for years ended December 31, 2000 and December 31, 2001. Kendrick is believed to be a citizen of Texas.

                     d.   Defendant Herbert M. Pearlman (“Pearlman”) founded Seitel. Pearlman was a director of Seitel since 1982, and the Chairman of the Board of Directors since 1987, until he resigned from both positions in February 2002. Defendant Pearlman signed Seitel’s Form 10-K for the year ended December 31, 2000, Pearlman is believed to be a citizen of Texas.

                     e.   Defendant Kevin Fiur is an executive vice-president of Seitel, its General Counsel, and was appointed a director by the Board in January 2002. Fiur is believed to be a citizen of Texas.

                     f.   Defendant Fred S. Zeidman (“Zeidman”) is a director of the Company, and is believed to be a citizen of Texas.

                     g.   Defendant John E. Stieglitz (“Stieglitz”) is a director of the Company, and is believed to be a citizen of Texas.

                     h.   Defendant Walter M. Craig, Jr. (“Craig”) is a director of the Company, and is believed to be a citizen of Texas.

                     i.   Defendant William Lerner (“Lerner”) is a director of the Company, and is believed to be a citizen of Texas.

DUTIES AND RESPONSIBILITIES OF INDIVIDUAL DEFENDANTS

        7.   Each Individual Defendant, because of his position as a director of Seitel, owed fiduciary duties to the Company and its shareholders in connection with its operations, management and direction.

        8.   To discharge these duties, the Individual Defendants were required, among other things to:

                     (a)   Manage, conduct, supervise and direct the business affairs of Seitel in accordance with applicable state and federal law and rules and regulations and the charter and bylaws of Seitel;

                     (b)   Neither violate nor permit any officer, director, agent or employee of Seitel to violate applicable state laws, federal laws, rules, regulations or Company charter or bylaws;

                     (c)   Establish and maintain systematic and accurate books and records of the business and affairs of Seitel and procedures for the reporting of the business and affairs to the Board of Directors, and periodically investigate, or cause independent investigation to be made of, said books and records;

                     (d)   Maintain and implement an adequate and functioning system of internal financial and accounting controls, such that Seitel’s financial statements and information would be accurate;

                     (e)   Exercise supervision over the public statements made and/or issued to the securities markets relating to Seitel;

                     (f)   Remain informed as to the status of Seitel’s business, conditions, practices and operations, and upon receipt of notice or information of imprudent or unsound practices or operations, to make a reasonable inquiry in connection therewith, and to take steps to correct such practices or operations and make such disclosures as are necessary to comply with state and federal securities laws; and

                     (g)   Supervise the preparation and filing of any audits, reports or other information required by law by Seitel, and examine an devaluate any reports of examinations, audits or other financial information concerning the financial affairs of Seitel, and make full and accurate disclosure of all material facts concerning, inter alia, each of the subjects and duties set forth above.

        9.   The members of Seitel’s audit committee, including Lerner, Stieglitz and Zeidman (the “Audit Committee Defendants”), had the responsibility to insure that the financial statements of the Company were based upon accurate financial information about the Company, and that those financial statements were properly prepared. Furthermore, the Audit Committee Defendants had the responsibility to, inter alia:

                     (a)   consult with the Company’s independent auditors with respect to their audit plans;

                     (b)   review the independent auditors’ audit report and the accompanying management letter;

                     (c)   consult with the independent auditors with regard to financial reporting; and

                     (d)   consult with the independent auditors with regard to the adequacy of internal controls.

FACTUAL ALLEGATIONS

        10.   Seitel is organized into three operating groups. Specifically, the Seismic Data Group markets licenses to seismic data from Seitel’s library to the oil and gas industry. The Seitel Solutions Group develops software to enable customers to access and interact with Seitel’s seismic data library via the Internet. The Exploration and Production Group engages in the exploration for and production of oil and gas. The Seismic Data Group forms the core of Seitel, generating approximately 80% of the Company’s total revenue.

        11.   According to Seitel’s Annual Report on Form 10-K, which was filed with the SEC on April 4, 2002, “[t]he Company owns and licenses what it believes to be the largest nonproprietary onshore seismic data library in North America as well as one of the largest offshore seismic data libraries and initiates new seismic data through multi-client shoots with oil and gas companies.”

        12.   Seismic data consists of geological information collected on land by trucks with equipment that vibrates the ground, and in the water by ships that send electronic or air detonations through the water to the ground below. Oil and gas companies use seismic data as an essential tool to locate hydrocarbons because such geological information significantly increases drilling success rate and reduces the costly occurrences of dry holes. To obtain seismic data and build its library, Seitel conducts its own seismic surveys and buys existing seismic data from other companies.

        13.   Since its inception in 1982, Seitel aggressively increased its annual sales. The Company’s annual sales grew from a few million dollars to well over $100 million by the late 1990’s. As part of its strategy for aggressive sales growth, Seitel traditionally tied the compensation of its top executives and directors to revenue and earnings.

        14.   Seitel agreed in 2000 to pay defendants Frame and Pearlman base salaries of $444,878 and $428,437, respectively, plus substantial annual bonus payments that are conditioned upon Seitel’s achievement of certain numerical criteria. Specifically, in order for defendants Frame and Pearlman to receive the annual bonuses, they were required to help Seitel achieve the pre-tax profit threshold for the year. The annual pre-tax profit threshold was established at $10 million for 2000 to 2002, $12 million for 2003 to 2007, and $14 million for 2008 and thereafter. Upon achievement of the pre-tax profit threshold, defendants Frame and Pearlman would be entitled to receive about 3% of Seitel’s pre-tax profit. Seitel further agreed to pay defendant Frame an annual bonus of 1% of the Company’s annual sales in excess of $30 million, upon achievement of the pre - tax profit threshold.

        15.   The compensation for defendant Valice, Seitel’s Chief Financial Officer, was similarly based on the Company’s profitability and revenue growth. Pursuant to an agreement with Seitel that became effective on January 1, 1993, defendant Valice received $266,667 of base salary from the Company in 2000, plus an annual bonus of 2% of the Company s pre-tax profit up to $125,000, and an additional amount as determined by the Company’s Board of Directors.

        16.   In 2000, Frame was paid approximately $5.0 million in cash and common stock consideration; Pearlman was paid approximately $4.6 million in cash and common stock consideration; and Valice was paid approximately $1.3 million in cash compensation, based on their executive agreements to be paid bonuses and commissions based on inflated reported revenue and net income. In addition, in 2000, Frame was granted 140,000 stock options; Pearlman was granted $153,000 stock options; and Valice was granted 30,000 stock options. Comparable data on defendant Kendrick was not reported by the Company.

        17.   Seitel’s predication of bonuses on reported earnings fueled suspicion and drew criticism about certain aspects of the Company’s accounting practices. A June 14, 1999 article in Barron’s criticized Seitel’s accounting for certain data swap transactions. Defendant Pearlman immediately wrote a letter to Barron’s, which was published on June 21,1999, strongly denying the points made in the article. Defendant Pearlman stated inter alia that “Seitel has consistently followed proper conservative accounting principles” and that “Seitel is ever mindful of its responsibility to be fair, honest and accurate in its financial reporting.” [Emphasis added.]

        18.   On December 3, 1999, the staff of the SEC issued Staff Accounting Bulletin 101 (“SAB 101”), Revenue Recognition in Financial Statements, which reiterated the long-held principles that revenue should not be recognized until earned and that revenue is generally not earned until “delivery has occurred or services have been rendered.” SAB 101 also summarized certain of the staffs views in applying GAAP to revenue recognition in financial statements to ensure that registrants were in compliance with the SEC’s interpretation of GAAP. Compliance with SAB 101 was to be applied prospectively, beginning no later than the fourth quarter of 2000, unless the registrant “ha[d] not previously complied with GAAP.”

Defendants Materially False And Misleading Statements

        19.   To meet the numerical criteria for vast bonuses and reap huge profits through insider trading, the Individual Defendants during the Class Period (a) manipulated Seitel’s revenues and earnings in violation of GAAP (including SAB 101), (b) caused the issuance of materially false and misleading statements about the Company’s financial results and performance, and (c) successfully deceived analysts and public investors by disseminating manipulated and falsified information about the Company. Each of the following statements concerning Seitel’s financial condition and results of operations were materially false and misleading inasmuch as Seitel’s true accounting practices were undisclosed, aggressive rather than conservative and, in reality, not in conformity with GAAP. Second Quarter 2000 Results

        20.   The Relevant Period begins on July 13, 2000, when the Individual Defendants caused Seitel to issue a press release announcing its expected financial results for the second quarter of 2000, ended June 30, 2000. The press release, which highlighted strong revenue from seismic data licenses, stated, in relevant part, that:

  Seitel, Inc. (NYSE: SET), announced today that second quarter 2000 seismic revenue is expected to exceed $33 million, an increase of approximately 48% over first quarter 2000 results. Strong second quarter revenue was driven by projected record library sales of $22 million, a 97% increase in seismic data library sales over first quarter 2000 results. Total revenue is expected to exceed $39 million including oil and gas operations. Based on higher than expected revenue, earnings from operations before the restructuring charge will exceed the current consensus estimates of $0.12 per share.

        21.   On July 13, 2000, subsequent to the issuance of the press release, TheStreet.com reported that shares of Seitel’s common stock “jumped nearly 17% [to 10 5/83 after the Houston based company said it expected to exceed Wall Street’s forecasts for its second-quarter earnings.” The article further reported that Allen Brooks, an industry analyst at CIBC World Markets, “sharply increased his second-quarter earnings estimates to 22-cents-a-share after the Company’s announcement” and maintained a “buy” recommendation for the Company’s stock.

        22.   On August 3, 2000, the Individual Defendants caused Seitel to issue a press release announcing its purported financial results for the quarter ended June 30, 2000. The press release, which highlighted “exceptionally strong” revenue from seismic data licenses, stated, in relevant part, that:

  Seitel, Inc. (NYSE; SEI; Toronto: OSL), announced today that its 2000 second quarter income per share before the non-recurring charge increased 20% year over year to $0.24 per diluted share compared with $0.20 per diluted share in the same period last year. Second quarter 2000 results were led by exceptionally strong seismic library sales that increased to $22.1 million versus $11.2 million in first quarter 2000 and exceeded the previous record quarter of $18.5 million in second quarter 1999. In addition, Seitel has started to commit capital to new multi-client data initiation shoots that should positively impact future results. [Emphasis added.]

* * *

  Revenue from Seitel’s seismic division increased 15% year over year to $34.0 million versus $29.5 million, and increased 48% sequentially over first quarter 2000.

* * *

  Net income in the 2000 second quarter before the non-recurring charge was $5.6 million, equal to $0.24 per basic and diluted share, up from $4.9 million, $0.20 per both basic and diluted share, in the year earlier period. Net income for second quarter 2000 after the non-recurring charge was $1.9 million, $0.08 per share both basic and diluted. IEBITDA (earnings before interest, taxes, depreciation, depletion and amortization) before the non-recurring charge amounted to $30.5 million or $1.28 per diluted share, up 19% from second quarter 1999 EBITDA of $25.7 million, or $1.03 per diluted share. Commenting on second quarter earnings, Mr. Frame said, “We have weathered the storm of the past twelve months and are well positioned both financially and strategically to benefit from current increases in seismic activity. The recent increase in inquiries for new data initiation combined with rising library sales has made us optimistic about revenue and earnings growth for the remainder of the year.” [Emphasis added.]

        23.   On August 14, 2000, Seitel filed its report on Form 10-Q for the quarter ended June 30, 2000. The Form 10-Q contained substantially the same financial information as the August 3, 2000 press release, and was signed by defendants Frame, Valice and Kendrick.

        24.   In the August 14, 2000 Form 10-Q, which contained the Company’s financial statements, the Individual Defendants falsely assured investors that Seitel’s financial statements were prepared in conformity with GAAP for interim financial information and with the instructions of Regulation 8-X. The Individual Defendants also referred readers to the December 31, 1999 financial statements and notes thereto for further information about the preparation of the financial statements contained within the August 14, 2000 Form 10-Q: 1

  The accompanying unaudited financial statements have been prepared in accordance with [GAAP1 for interim financial information and with the instructions of Regulation S.X.... For further information, refer to the financial statements and notes thereto for the year ended December 31. 1999 contained in the Company’s Annual Report filed on Form 10-K with the Securities and Exchange Commission. [Emphasis added.]

        25.   The foregoing statements were materially false and misleading for inter alia, the following reasons:

______________

        1    In its Annual Report on Form 10-K for the year ended December 31, 1999, Seitel stated the following concerning revenue recognition from seismic data licensing agreements:

  Revenue from seismic data licensing agreements is recognized when each seismic data program is available for use by the licensees, and is presented net of revenue shared with other entities... Revenue received in advance of being earned is deferred until earned.

                     a.   The Individual Defendants failed to disclose that the Company licenses data from its data library under four basic forms of contracts. Under the first, the customer licenses and selects data from the data library at the time of contracting. Under the second, called “review and possession” contracts, the customer obtains the right to review a certain quantity of data for a limited period of time. During the review period, the customer may select specific data from that available for review to hold long-term under its license agreement. The data not selected for long-term licensing must be returned to the Company at the end of the review period. Under the third, called “library card” contracts, the customer initially receives only access to data. The customer may then select specific data, from the collection of data to which it has access, to hold long-term under its license agreement. The lengths of the selection periods vary. Under the fourth, called “review only” contracts, the customer obtains rights to review a certain quantity of data for a limited period of time, but does not obtain the right to select specific data to hold long term. These facts (and the different accounting treatments for the forms of contracts required by GAAP) were not disclosed until the April 4, 2002 filing of Seitel’s Annual Report on Form 10-K for the year ended December 31, 2001.

                     b.   The Individual Defendants failed to disclose adequately the Company’s revenue recognition policy with respect to the four basic forms of contracts noted above. Specifically, the Individual Defendants failed to disclose that the Company recognized revenue on certain data licensing contracts prior to specific data having been selected by and delivered to the customer, i.e., while the customer was still deciding which data to lease among the seismic data offered for lease by Seitel. Moreover, the Individual Defendants failed to disclose that the

Company recorded as revenue payments received on joint data acquisition projects. As detailed further in para. 94, GAAP requires the disclosure of all significant accounting policies.

                     c.   Seitel’s financial statements were not prepared in a conservative manner but rather were prepared in an aggressive manner in that (i) revenue was recognized prior to specific data having been selected by and delivered to the customer, and (ii) the Individual Defendants recorded as revenue, payments received on joint data acquisition projects which should had been recorded as a reduction of an asset.

                     d.   As detailed further herein, the financial statements were not prepared in -conformity with GAAP because (1) the Individual Defendants caused Seitel to record revenue on certain data licensing contracts prior to specific data having been selected by and delivered to the customer, and (2) to improperly record as revenue, rather than as a reduction of an asset, payments received on joint data acquisition projects.

                     e.   The Individual Defendants’ statements concerning revenue and earnings growth projections and optimism for the future were without basis because revenue and earnings were being calculated in a manner not in conformity with GAAP.

        26.   On September 26, 2000, Seitel announced that it had bought back shares of its common stock, asserting that the stock was undervalued:

  Seitel, Inc. (NYSE: SEI), announced today that it had repurchased approximately 16,800 shares in the open market on September 25, 2000 at an average price of $13.50 per share. We are utilizing cash flow generated by record library sales in 2000 to buy Company stock in the open market. Given the price of our stock, which we believe is undervalued versus that of our peer group our strong cash flow generation, and our solid financial position, the company will continue to repurchase stock in the open market from time to time. [Emphasis added.]

Third Quarter 2000 Results

        27.   On October 17, 2000, the Individual Defendants caused Seitel to issue a press release announcing its expected financial results for the quarter ended September 30, 2000. The press release, which highlighted strong revenue from seismic data licenses, stated, in relevant part, that:

  Seitel, Inc. (NYSE: SEJ; TSE: OSL), announced today that third quarter 2000 seismic revenue is expected to exceed $38.5 million, an increase of 96% over third quarter 1999 results and a 14% increase over second quarter 2000. Record third quarter revenue was driven by projected library sales of over $32 million, a 173% increase over third quarter 1999 seismic library sales, and a 47% increase over second quarter 2000... Total Seitel revenue is expected to exceed $44.5 million, the highest ever recorded in company history. Based on higher than expected revenue, earnings from operations will exceed the current consensus estimate of $0.27 per share.

        28.   On October 20, 2000, in reliance on the truth and accuracy of defendants public statements, Jeffrey Freedman of Prudential Securities reiterated Seitel’s stock as a “strong buy” and raised the price targets for Seitel to $25 from $20 per share.

        29.   On October 24, 2000, Defendant Pearlman sold 30,000 shares of Seitel common stock, at an average price of $16.88 per share, for proceeds of $506,250, notwithstanding defendants representation in the September 26, 2000 press release that Seitel common stock was “undervalued.”.

        30.   On November 2, 2000, the Individual Defendants caused Seitel to issue a press release announcing its purported financial results for the quarter ended September 30, 2000. Defendants represented to investors that, unlike other seismic data companies, Seitel was able to grow revenues and earnings in a depressed market. The press release, which highlighted “exceptionally strong seismic revenue,” stated, in relevant part, that:

  Seitel, Inc. (NYSE: SF1; Toronto: OSL), announced today that its 2000 third quarter income per share increased dramatically year over year to $0.30 per diluted share compared with $0.03 per diluted share iii the same period last year. Total Seitel revenue equaled $44.8 million, the highest ever recorded in company history, versus $24.6 million in third quarter 1999, a gain of 82% year over year. Third quarter 2000 results were again led by exceptionally strong seismic revenue of $38.8 million, up 96% over 3Q99 and up 14% over 2Q00. Seismic library sales increased to $32.5 million versus $11.9 million in third quarter 1999, an almost three-fold increase year over year, and exceeded the previous record quarter of $22.1 million in second quarter 2000. [Emphasis added.]

*         *          *

  Paul Frame, President and Chief Executive Officer, stated, “The resurgence of oil and gas exploration has increased the demand for Seitel’s seismic data library and has had a positive impact on revenue and earnings per share. The strength that began in the second quarter continues to gain momentum as shown by third quarter results and indications for fourth quarter 2000. ... Mr. Frame added, “The strength of our third quarter results are particularly impressive given the fact that the data creation market domestically has been slow to recover. We are very excited about the near term potential for Seitel shareholders as the seismic business gains momentum, DDD Energy s new business model is implemented and Seitel solutions, our newly created web-based global data management systems company, develops into a contributor to revenue and earnings.” [Emphasis added.]

  Net income in the 2000 third quarter was $7.2 million, equal to $0.30 per basic and diluted share, up from $0.8 million, $0.03 per both basic and diluted share, in the year earlier period. EBITDA (earnings before interest, taxes, depreciation, depletion and amortization) amounted to $34.4 million or $1.41 per diluted share, up 107% from third quarter 1999 EBITDA of $16.6 million, or $0.68 per diluted share.

        31.   In their November 2, 2000 press release, the Individual Defendants also caused Seitel to announce that it had purchased approximately 220,000 shares of its own common stock within the past five weeks — at the same time as Pearlman was selling shares.

        32.   On November 2, 2000, in reliance on the truth and accuracy of defendants’ public statements, Allan Brooks of CIBC World Markets reiterated his “buy” rating on Seitel common stock, noting “we were pleasantly surprised by the acceleration in [Seitel’s] seismic data library sales.”

        33.   On November 14, 2000, the Individual Defendants caused Seitel to file its report on Form 10-Q for the third quarter of 2000, ended September 30, 2000. The Form 10-Q contained substantially the same financial information as the November 2, 2000 press release, and was approved by the Individual Defendants and signed by defendants Frame, Valice and Kendrick.

        34.   In the November 14, 2000 Form 10-Q, the Individual Defendants falsely assured investors that Seitel’s financial statements were prepared in accordance with GAAP for interim financial information and with the instructions of Regulation S-X. Defendants also referred readers to the December 31, 1999 financial statements and notes thereto for further information about the preparation of the financial statements contained within the November 14, 2000 Form 10-Q.

        35.   The foregoing statements were materially false and misleading.

        36.   On December 7, 2000, the Individual Defendants caused Seitel to announce further stock buybacks, again asserting that the stock was undervalued:

  Seitel, Inc. (NYSE: SEI; Toronto: OSL), announced today that it had repurchased approximately 111,000 shares in the open market during the last week of November at an average price of $14.45 per share. Total stock purchases since the buyback plan inception in December 1997 has totaled 1,010,100 shares at a cost of approximately $11 million. The current stock repurchase authorization allows the company to repurchase $25 million of stock. Seitel plans to continue to buyback its own shares in the open market from time to time, based on its belief that the stock is undervalued relative to its peer group. The company is funding the current stock purchase program by utilizing free cash flow generated by record seismic data library sales. [Emphasis added.]

        37.   On December 18, 2000, Defendant Kendrick sold 20,000 shares of Seitel common stock, at an average price of $17.38 per share, for proceeds of $347,500.

        38.   On December 19, 2000, Defendant Pearlman sold 38,300 shares of Seitel common stock, at an average price of $17.42 per share, for proceeds of $667,219.

        39.   On December 20, 2000, Defendant Frame sold 52,280 shares of Seitel common stock, at an average price of $17.10 per share, for proceeds of $894,039.

        40.   Analysts, in reliance on the truth and accuracy of defendants public statements, continued to rave about Seitel.

        41.   On January 2, 2001, Standard and Poor’s included Seitel in its equity research analysts best stock picks for 2001 (“S&P Power Picks 2000”).

        42.   On January 17, 2001, Seitel was rated a “strong buy” in new coverage by analyst Michael Cohen at First Albany Corp. The 12-month price target was $30.00 per share. On January 22, 2001, Allen Brooks of CIBC World Markets noted that:

  Seitel’s stock dropped by 16.6% during January 18 and 19 due the downgrade of oil service stocks by a competitor and surprise 4Q00 negative earnings announcement, lower 2001 guidance and substantial write-off taken by a high-profile seismic contractor/competitor. We believe none of the later events should have any impact on Seitel, and we consider this an attractive buying opportunity.

Fourth Quarter and Full Year 2000 Results

        43.   On February 15, 2001, the Individual Defendants caused Seitel to issue a press release, announcing its expected financial results for the quarter and year ended December 31,

2000. The press release, which highlighted strong revenue from seismic data licenses, stated, in relevant part, that:

  Seitel, Inc. (NYSE: SEI; Toronto: OSL), announced today that fourth quarter 2000 seismic revenue exceeds $43.0 million, an increase of 65% over fourth quarter 1999 results and a 13% increase over third quarter 2000. Record fourth quarter revenue was driven by library sales of over $34 million, an 87% increase over fourth quarter 1999 seismic library sales, and a 6% increase over third quarter 2000... Total Seitel revenue exceeds $50.0 million, the highest quarter ever recorded in company history. Based on reported revenue, earnings from operations are expected to meet or exceed the current consensus estimate of $0.35 per share. [Emphasis added.]

  Paul Frame, President and Chief Executive Officer, stated, “We are pleased with the fourth quarter and full-year results for the company. The resurgence of oil and gas exploration experienced in the latest three quarters has increased the demand for Seitel’s seismic data library and has had a positive impact on revenue and earnings per share. Fourth quarter library sales once again increased both sequentially and in year over year comparisons. Given the current levels of industry activity, we are optimistic about fiscal 2001 and comfortable with the current Wall Street earnings estimates of $1.30 per share of 2001 and $1.65 per share for 2002. [Emphasis added.]

        44.   On February 15, 2001, Allen Brooks at CIBC World Markets reiterated Seitel’s common stock a “buy.”

        45.   On February 26, 2001, Merrill Lynch Capital Markets initiated coverage of Seitel with an “Accumulate/Buy.”

        46.   On February 26, 2001, Defendant Pearlman sold 98,526 shares of Seitel common stock at an average price of $18.88 per share, for proceeds of $1,860,000.

        47.   On March 5, 2001, the Individual Defendants caused Seitel to issue a press release, announcing its purported financial results and performance for the fourth quarter and year ended December 31, 2000. The press release, which highlighted strong revenue from seismic data licenses, stated, in relevant part, that:

  Seitel, Inc. (NYSE: SEI; Toronto: OSL) announced better than expected earnings today for fourth quarter 2000. driven by a third consecutive quarter of record library sales and higher operating margins. Fourth quarter 2000 net income totaled $8.8 million ($0.35 per diluted share based on 25.1 million shares outstanding) compared with net income of $2.9 million ($0.12 per diluted share based on 24.0 million shares outstanding) in fourth quarter 1999. Fourth quarter 2000 results included a non-recurring $0.02 per diluted share charge relating to expenses from the delayed Initial Public Offering (IPO) of DDD Energy. [Emphasis added.]

  Fourth quarter 2000 revenue totaled $50.5 million, up 57% versus fourth quarter 1999 revenue of $32.1 million. Income before tax was $13.0 million, more than double the fourth quarter 1999 pre-tax income of $5.5 million. “The fundamental change that occurred in the seismic library business last June continues to gain momentum and positively impact our earnings and cash flow year-end, demand for new data creation was increasing and DDD Energy bad one of its best quarters in recent years. We expect production volumes to increase in the first quarter. Seitel solutions continues to move forward digitizing seismic data and creating its web-based product. In addition, we are currently bidding on several seismic databases that would be accretive to earnings. In summary, we are starting to hit on all cylinders,” stated Paul A. Frame, President and Chief Executive Officer. [Emphasis added.]

  In the fourth quarter of 2000, revenue from Seitel’s seismic division increased 65% to $43.6 million versus $26.4 million in fourth quarter 1999.

  EBITDA (earnings before interest, taxes, depreciation and amortization) for the fourth quarter of 2000 amounted to $37.5 million or $1.49 per diluted share, versus fourth quarter 1999 EBITDA of $23.5 million, or $0.98 per diluted share.

  Commenting on fourth quarter and full year results, Mr. Frame stated, “We are pleased with the fourth quarter and full-year results for the company. The resurgence of oil and gas exploration experienced in the latest three quarters has increased the demand for Seitel’s seismic data library and has had a positive impact on revenue and earnings per share. Fourth quarter seismic library sales once again increased both sequentially and in year over year comparisons. Given the current levels of industry activity, we are optimistic about fiscal 2001 and comfortable with the current Wall Street earnings estimates of $1.30 per share of 2001 and $1.65 per share for 2002.” [Emphasis added.]

  For full year 2000, revenue totaled $163.8 million, up 27% from $128.7 million a year ago. Income from core operations reached $24.7 million, up 70% versus last year’s $14.5 million. Earnings per diluted share totaled $1.03 per diluted share versus $0.60 per diluted share last year. Full year 2000 results are before the second quarter restructuring charge and the fourth quarter delay IPO expense. The full year 1999 results are from core operations (seismic marketing and oil and gas), before the effect of equity in loss of affiliate and impairment due to dividend distribution of affiliate.

        48.   On March 6, 2001, Allen Brooks at CIBC World Markets reiterated his “buy rating on Seitel, noting “record revenue in the quarter was driven by strong seismic data library sales.”

        49.   On March 13, 2001, Defendant Pearlman sold 150,548 shares of Seitel common stock, at an average price of $21.06 per share, for proceeds of $3,170,000. On the same day, Defendant Valice 25,000 shares of Seitel common stock, at an average price of $23.00 per share, for proceeds of $575,000.

        50.   On March 19, 2001, Merrill Lynch Capital Markets reiterated its “Accumulate/Buy” rating on Seitel, stating “[w]e have been in contact with [Seitel] management and other industry sources and we believe that fundamentals/financials of the company are strong.” The report further noted, “[w]e believe the 8% drop in [Seitel stock price] offers an excellent opportunity for investors to accumulate shares.”

        51.   On April 2, 2001, the Individual Defendants caused Seitel to file its Annual Report on Form 10-K for the year ended December 31, 2000. The Form 10-K, approved by the Individual Defendants, contained substantially the same financial information as the March 5, 2001 press release, and was signed by defendants Frame, Valice, Kendrick and Pearlman, and the remaining Individual Defendants.

        52.   In the April 2, 2001 Form 10-K, the Individual Defendants chose not to adequately describe the Company’s revenue recognition policy for the four types of data licensing contracts, failing specifically to mention that revenue was recognized on certain data licensing agreements prior to the customer having selected and been delivered specific data and failing further to mention that revenue was recorded on cash payments received from partners in joint data acquisition agreements. Instead, the Individual Defendants misleadingly described the Company’s revenue recognition policy simply as follows;

  Revenue from the creation of new seismic data is recognized in accordance with the percentage-of-completion method of accounting based upon survey costs incurred to date as a percentage of total estimated survey costs.  Revenue from seismic data licensing agreements is recognized when each seismic data program is available for use by the licensees, and is presented net of revenue shared with other entities. Revenue received in advance of being earned is deferred until earned. [Emphasis added.]

  In certain cases, the Company grants seismic licenses to third parties for data to be used in their operations (not for resale) in exchange for exclusive ownership of seismic data from the third party. The Company recognizes revenue for the licenses granted and records a data library asset for the seismic data acquired. These transactions are accounted for as non-monetary exchanges and are valued at the fair market value of such licenses based on values realized in cash transactions with other parties for similar seismic data.

  The Company uses the sales method of accounting for its natural gas revenues. Under this method, revenues are recognized based on actual volumes of gas sold to purchasers. The volumes of gas sold may differ from the volumes to which the Company is entitled based on its interests in the properties, which historically, has not been significant.

        53.   In Note A to the financial statements contained within the April 2, 2001 Form 10-K, the Individual Defendants falsely assured investors that Seitel had implemented SAB 101:

  In December 1999, the staff of the SEC issued Staff Accounting Bulletin (“SAW) 101, “Revenue Recognition in Financial Statements.” SAB 101 outlines the basic criteria that must be met to recognize revenue, and provides guidelines for disclosure related to revenue recognition policies. This guidance was required to be implemented in 2000. The Company implemented SAB 101 as of October 1. 2000 without a material impact on the quarterly or annual results of operations. [Emphasis added.]

        54.   The April 2, 2001 Form 10-K, which contained the Company’s financial statements, falsely assured investors that the financial statements were prepared in accordance with GAAP.

        55.   The foregoing statements were materially false and misleading. Moreover, they were materially false and misleading in that, contrary to the Individual Defendants affirmative statement that Seitel had implemented SAB 101 (which had become part of GAAP by the fourth quarter of 2000).

First Quarter 2001 Results

        56.   On May 2, 2001, the Individual Defendants caused Seitel to issue a press release, announcing its purported financial results for the quarter ended March 31, 2001. The press release, which highlighted strong revenue from seismic data licenses, stated, in relevant part, that:

  Seitel, Inc. (NYSE: SEJ; Toronto: OSL) announced better than expected earnings today for first quarter 2001, driven by strong library sales, higher data initiation revenue, increased oil and gas revenue and strong operating margin. First quarter 2001 net income totaled $7.5 million ($0.29 per diluted share based on 26.3 million shares outstanding) compared with net income of $2.5 million ($0.11 per diluted share based on 23.7 million shares outstanding) in first quarter 2000. [Emphasis added.]

  First quarter 2001 revenue totaled $49.0 million, up 72% versus first quarter 2000 revenue of $28.4 million. Income before tax was $11.9 million, a three-fold increase over first quarter 2000 pre-tax income of $3.9 million. “The fundamental change that occurred in the seismic library business last June continues to gain momentum and positively impact our earnings and cash flow generation. The first quarter 2001 results also marked an increase in data initiation revenue to $11.5 million, a gain of 23% over the $9.3 million reported in fourth quarter 2000. In addition, operating margins in the first quarter were 30%, the third consecutive quarter at or above the 30% threshold. Seitel solutions continues to move forward on its web-enabled global information management system (Seitel solutions Data Control System -SSDCS) and we continue to opportunistically acquire seismic data libraries that should be accretive to earnings. In summary, the people, the business model, and the resources are in place to achieve our growth initiatives,” stated Paul A. Frame, President and Chief Executive Officer.

  In the first quarter of 2001, revenue from Seitel’s seismic division increased 78% to $40.9 million versus $23.0 million in first quarter 2000.

*   *   *

  EBJTDA (earnings before interest, taxes, depreciation and amortization) for the first quarter of 2001 amounted to $36.1 million or $1.38 per diluted share, versus first quarter 2000 EBITDA of $20.1 million, or $0.85 per diluted share.

  Commenting on first quarter results, Paul A. Frame, President and CEO stated, “We are pleased with the first quarter results and the year over year growth experienced by the Company. The strong demand for seismic library data experienced in the latest four quarters is now expanding into the new data initiation market. Given the current levels of industry activity. we remain optimistic about fiscal 2001 earnings and are comfortable with the current Wall Street earnings estimates of $130 per share for 2001 and $1.65 per share for 2002.” [Emphasis added.]

        57.   On May 2, 2001, Merrill Lynch Capital Markets reiterated its “Accumulate/BUY” rating on Seitel and raised its 2001 earnings per share estimate to $1.34 based on reported first quarter results beating its first quarter estimate.

        58.   On May 15, 2001, the Individual Defendants approved and caused Seitel to file its report on Form 10-Q for the quarter ended March 31, 2001. The Form 10-Q contained substantially the same financial information as the May 2, 2001 press release, and was signed by defendants Frame, Valice and Kendrick.

        59.   In the May 15, 2001 Form 10-Q, the Individual Defendants falsely assured investors that Seitel’s financial statements were prepared in accordance with GAAP for interim financial information and with the instructions of Regulation S-X. Defendants also referred readers to the December 31, 2000 financial statements and notes thereto for further information about the preparation of the financial statements contained within the May 15, 2001 Form 10-Q:

  The accompanying unaudited financial statements have been prepared in accordance with (GAAP] for interim financial information and with the instructions of Regulation S-X.... For further information refer to the financial statements and notes thereto for the year ended December 31. 2000 contained in the Company’s Annual Report filed on Form 10-K with the Securities and Exchange Commission. [Emphasis added.]

        60.   The foregoing statements were materially false and misleading. Moreover, they were materially false and misleading in that, contrary to the Individual Defendants’ affirmative statement that Seitel had implemented SAB 101 (which had become part of GAAP by the fourth quarter of 2000), they had not properly done so. The Individual Defendant’s affirmative statement concerning the implementation of SAB 101 was made in the notes to the December 31, 2000 financial statements; readers of the May 15, 2001 Form 10-Q were specifically referred to the December 31, 2000 financial statements and the notes thereto for further information about the preparation of the financial statements contained within the May 15, 2001 Form 10-Q.

        61.   On May 15, 2001, Defendant Pearlman sold 30,800 shares of Seitel common stock, at an average price of $19.48 per share, for proceeds of $599,951.

        62.   On May 15, 2001, Defendant Frame sold 500 shares of Seitel common stock, at an average price of $19.00 per share, for proceeds of $9,500.

        63.   On June 18, 2001, Defendant Frame sold 55,000 shares of Seitel common stock, at an average price of $16.09 per share, for proceeds of $884,700.

Second Quarter 2001 Results

        64.   On August 14, 2001, the Individual Defendants caused Seitel to issue a press release, announcing its purported financial results the quarter ended June 30, 2001. The press release, which highlighted strong revenue from seismic data licenses, stated, in relevant part, that:

  Seitel, Inc. (NYSE: SET; Toronto: OSL) announced second quarter 2001 earnings before non-cash oil and gas impairment of $5.8 million ($0.22 per diluted share based on 26.3 million shares outstanding) compared with earnings before restructuring charge of $5.6 million ($0.24 per diluted share based on 23.8 million shares outstanding) in second quarter 2000. Seitel also announced that its second quarter revenue, earnings before impairment and EBITDA are up over last year.

*   *   *

  Second quarter 2001 revenue totaled $43.4 million, up 8% versus second quarter 2000 revenue of $40.1 million. Income before the oil and gas impairment and taxes was $9.3 million, an increase over second quarter 2000 income before [a] restructure charge and taxes of $ 8.6 million. “The North American seismic data library markets remain strong as sales in the United States, both onshore and offshore. exceeded company expectations during the quarter,” stated Mr. Frame. [Emphasis added.]

  In the second quarter of 2001, revenue from Seitel’s seismic division increased 11% to $37.6 million versus $34.0 million in second quarter 2000.

  EBJTDA (earnings before interest, taxes, depreciation, depletion and amortization) for the second quarter of 2001 amounted to $32.1 million or $1.22 per diluted share, versus second quarter 2000 EBITDA of $30.5 million, or $1.28 per diluted share.

  Commenting on second quarter results, Mr. Frame stated, “The strong revenues and profitability of the company notwithstanding these temporary difficulties, indicate that the prospects for future revenue and earnings growth are excellent. With the nation s renewed focus on developing new and productive energy sources, demand for seismic data remains strong in Canada and indeed in all of North America. With the appointment of a new President at Olympic Seismic, we are confident that the shortfall experienced in the second quarter can be substantially recovered in the future.” [Emphasis added.]

        65.   On August 14, 2001, the Individual Defendants approved and caused Seitel to file its report on Form 10-Q for the quarter ended June 30, 2001. The Form 10-Q contained substantially the same financial information as the August 14, 2001 press release, and was signed by defendants Frame, Valice and Kendrick.

        66.   In the August 14, 2001 Form 10-Q, the Individual Defendants falsely assured investors that Seitel’s financial statements were prepared in accordance with GAAP for interim financial information and with the instructions of Regulation S-X. The Individual Defendants also referred readers to the December 31, 2000 financial statements and notes thereto for further information about the preparation of the financial statements contained within the August 14, 2001 Form 10-Q.

        67.   The foregoing statements were materially false and misleading. Moreover, they were materially false and misleading in that, contrary to Defendants affirmative statement that Seitel had implemented SAB 101 (which had become part of GAAP by the fourth quarter of 2000), Seitel had not properly done so. Seitel’s affirmative statement concerning the implementation of SAB 101 was made in the notes to the December 31, 2000 financial statements; readers of the August 14, 2001 Form 10-Q were specifically referred to the December 31, 2000 financial statements and the notes thereto for further information about the preparation of the financial statements contained within the August 14, 2001 Form 10-Q.

Third Quarter 2001 Results

        68.   On October 16, 2001, the Individual Defendants caused Seitel to issue a press release announcing that it had completed the first funding, totaling $82 million, of a $107 million private placement of three series of unsecured senior notes with institutional investors. In the press release, Frame stated “[w]hile our stock price continues to fall in sympathy with the rest of the oil field sector, our seismic business continues to experience revenue, and earnings growth.”

        69.   On November 14, 2001, the Individual Defendants caused Seitel to issue a press release, announcing its purported financial results for the quarter ended September 30, 2001. The press release, which highlighted strong revenue from seismic data licenses, stated, in relevant part, that:

  Seitel, Inc. (NYSE: SEI; Toronto: OSL) announced third quarter 2001 earnings, before non-cash oil and gas impairment, of $7.7 million ($0.31 per diluted share based on 25.0 million shares outstanding) compared with net income of $7.2 million ($0.30 per diluted share based on 24.4 million shares outstanding) in third quarter 2000. Seitel also announced that its third quarter revenue, earnings before impairment and EBITDA are up over last year. “The reported earnings represent a strong increase in sequential and year over year earnings results. Despite concerns in the energy patch due to commodity prices, demand for our seismic data continues to increase both in new data creation and in the library sales markets. Through the first nine months of fiscal 2001. library sales have increased 38% to $90.5 million versus $65.8 million last year. The cash generated through library sales, combined with the substantial use of data trades, has fueled the acquisition of additional libraries at attractive prices, taking advantage of market conditions. Fiscal 2001 has presented Seitel with tremendous opportunities to grow its library that should translate into accelerated growth in sales for the next several years,” stated Paul Frame, President and Chief Executive Officer. [Emphasis added.]

  “Due to the current market environment, Seitel is able to obtain, for no cash, large volumes of proprietary seismic data previously not available for resale in exchange for licenses to existing Seitel data. Historically, Seitel has generated almost twice the value of purchased data through future revenue from multiple resales, while also growing its library asset base. Seitel was able to obtain $39.4 million worth of seismic data library assets during the first nine months of 2001 in exchange for licensing its own data of the same value. Through the first nine months of 2001, approximately 28% of revenue was generated through data trades. Overall, the data library asset has grown by 15% through the first nine months of 2001,” continued Mr. Frame.

  Third quarter 2001 revenue totaled $48.4 million, up 8% versus third quarter 2000 revenue of $44.8 million. Operating income, before the non-cash oil and gas impairment, was $16.5 million, an increase over third quarter 2000 operating income of $14.1 million.

  In the third quarter of 2001, revenue from Seitel’s seismic division increased 14% to $44.3 million versus $38.8 million in third quarter 2000.

*   *   *

  EBITDA (earnings before interest, taxes, depreciation, depletion and amortization) for the third quarter of 2001 amounted to $37.3 million or $1.49 per diluted share, versus third quarter 2000 EBITDA of $34.4 million, or $1.41 per diluted share.

  Commenting on third quarter results, Mr. Frame stated, “Seitel continues to experience tremendous growth year over year as measured by revenue. EBITDA. earnings from operations, and assets. Our data library asset has grown 15% through the first nine months of fiscal 2001 through both the creation of new seismic data and the acquisition of existing seismic data libraries. These acquisitions are already contributing to our financials and are expected to be the drivers of growth for the next several years. The current industry environment has presented Seitel with several opportunities to grow its business. We expect to take an aggressive approach to the opportunities available to position the company for sustainable future growth.” [Emphasis added.]

        70.   On November 14, 2001, the Individual Defendants caused Seitel to file its report on Form 10-Q for the quarter ended September 30, 2001. The Form 10 - Q was approved by the

Individual Defendants and contained substantially the same financial information as the November 14, 2001 press release, and was signed by defendants Frame, Valice and Kendrick.

        71.   In the November 14, 2001 Form 10 - Q, the Individual Defendants falsely assured investors that Seitel’s financial statements were prepared in accordance with GAAP for interim financial information and with the instructions of Regulation S-X. Defendants also referred readers to the December 31, 2000 financial statements and notes thereto for further information about the preparation of the financial statements contained within the November 14, 2001 Form 10 - Q.

        72.   The foregoing statements were materially false and misleading. Moreover, they were materially false and misleading in that, contrary to the Individual Defendants’ affirmative statement that Seitel had implemented SAB 101 (which had become part of GAAP by the fourth quarter of 2000). The Individual Defendants’ affirmative statement concerning the implementation of SAB 101 was made in the notes to the December 31, 2000 financial statements; readers of the November 14, 2001 Form 10 - Q were specifically referred to the December 31, 2000 financial statements and the notes thereto for further information about the preparation of the financial statements contained within the November 14, 2001 Form 10 - Q.

        73.   On November 30, 2001, Defendant Frame sold 16,000 shares of Seitel common stock at an average price of $1 1.95 per share, for proceeds of $191,120.

        74.   On December 3, 2001, Defendant Frame sold 34,000 shares of Seitel common stock, at an average price of $11.99 per share, for proceeds of $407,820.

The Truth Emerges

        75.   In early 2002, rumors about accounting improprieties at Seitel began circulating among Wall Street analysts.

        76.   On February 8, 2002, A.G. Edwards announced that “due to our concern about the market s elevated sensitivity to accounting issues and increased levels of data library trades and financial risk, we are lowering our rating [on Seitel common stock] to Hold/Speculative.” The research report referenced other “recent publications” that had expressed similar concerns.

        77.   On February 13, 2002, The Wall Street Journal revisited the accounting issues about Seitel that were raised in the June 14, 1999 Barron’s article. The Wall Street Journal observed that although the falling energy prices generally “sap exploration effort” and “often mean trouble for a company like Seitel,” the Company’s revenues and earnings had curiously been rising despite falling energy prices. In the same article, Seitel’s Chief Operating Officer Kevin Fiur attempted to refute the notion that Seitel’s financial statements were not in conformity with GAAP: “Fuir adds that given the scrutiny accounting practices have come under in light of Enron’s collapse, Seitel’s board decided in December to hire accounting firm Grant Thornton LLP to review the work done by its auditing firm, Ernst & Young LLP. Fuir says Grant Thornton approved of Seitel’s accounting.”

        78.   Notwithstanding Fuir’s assurances, and the Individual Defendants’ repeated assurances prior to and during the Relevant Period, that Seitel’s accounting was in compliance with GAAP and was conservative, on April 1, 2002, the Individual Defendants caused Seitel to stun the market by issuing a press release announcing that the Company was restating financial results for the nine months ended September 30, 2001 and for all of 2000 because it had “newly adopted more conservative and transparent accounting practices.

        79.   According to the April 1, 2002 press release, Seitel restated and reduced its revenue for the first nine months of 2001 by 30%, from $140.8 million to $98.1 million. The restatement for this period resulted in a net loss of $11.6 million rather than a previously reported net income of $2.8 million. For the year 2000, the Company restated and reduced its revenue by 15%, from $163.8 million to $138.3 million.2 The restatement for this period resulted in a net loss of $2.5 million instead of net income of $20.4 million. Of the $68.2 million in revenue reductions, $50.8 million related to revenues improperly recognized under seismic data access and license agreements while $17.4 million related to revenue improperly recognized on certain joint data acquisition contracts as follows:

	As Reported	Adjustments for Data Licensing Agreements	Adjustments for Data Restated Acquisition Agreements

Revenue
Nine months Ended 9/30/01	$140,775	(31,203)	(11,491)	$8,081
Year Ended 12/31/00	$163,811	(19,599)	(5,890)	$138,322
Net Income/(Net Loss)
Nine Months Ended 9/30/01	$2,772	(10,577)	(3,792)	$(11,597)
Year Ended 12/31/00	$20,417	(21,073)	(1,853)	$(2,509)
______________

[2]	The cumulative effect of revenue improperly reported prior to 2000 was $14.2 million.

        80.   The April 1, 2002 press release stated, in relevant part, that:

  Seitel, Inc. (NYSE: SEI; Toronto: OSL), owner of one of the largest seismic data libraries in North America, today announced its fourth quarter and FY 2001 results. The Company also announced it is restating financial results for the first nine months of 2001, ended September 30, and for FY 2000, in large part based on newly adopted more conservative and transparent accounting practices. [Emphasis added.]

  Of the total of $68.2 million in revenue reductions over these two time periods through the restatement, $50.8 million was the result of the Company’s decision to adopt such conservative accounting practices with respect to revenues recognized under various seismic data access and license agreements -- and all of these revenues will be deferred and recognized in future years; and $17.4 million pertained to a limited number of data acquisition projects, constituting just 5.7% of the total gross pre-restatement revenues of $304.6 million over the two time periods.

*   *   *

  Deferral of Revenues

  As of December 31, 2001, the Company had deferred revenues of $97.3 million which will be recognized in subsequent years. Of this total, $49.6 million relates to cash transactions (56% of which has been collected) and $47.7 million relates to non-cash transactions. Further, this $97.3 million balance consists of: (1) $569 million resulting from the net effect of adoption of more conservative accounting practices in 2000 and 2001; (2) $36 million in revenues relating to periods prior to FY 2000 (accompanied by a corresponding charge of $14.2 million after tax in the FY 2000 statement of operations); and (3) $4.4 million in existing deferred revenue as of December 31, 1999.

  The tuning of the recognition of this $97.3 million in deferred revenues in subsequent years is the earlier of selection of the data by the customer or the expiration of the selection period. If all revenues are recognized at the end of the expiration period, then revenues would be recognized at the latest as follows: $25 million to be recognized in 2002, $19 million in 2003, $17 million in 2004, and $36.3 million in 2005 and thereafter.

  “Library Card” Seismic Data Access and License Agreements: Conservative Accounting Treatment

  Regarding the seismic data access and license agreements, the Company reported a downward revenue adjustment of $19.6 million in FY 2000 (12% of total pre-restatement revenues) and $31.2 million (22% of total pre-restatement revenues) for the nine months ended September 30, 2001. Such adjustments do not change the actual cash receipts of the Company.

*   *   *

  Data Acquisition Contracts

  Regarding the second category of revenues subject to downward adjustments, the Company, in consultation with its outside auditors, decided to reduce previously recognized revenues relating to certain data acquisition contracts in those instances in which the Company and the customer participated together in the provision of services to obtain new seismic data. Since the Company in these instances was not acting as the sole operator, it did not legally assume the entire risk of service. Thus, rather than recognizing as revenues payments received for the purchase of a license of the newly acquired data, the Company instead is using these customer payments to reduce the costs of the newly acquired data owned by the Company. Either way, upon completion of the acquisition, the Company has full ownership of the newly acquired data.

  The restatement in connection with data acquisition projects reduced revenues by $5.9 million in FY 2000, or 4%, and $11.5 million, or 8%, for the first nine months of 2001, for a total for the two periods of $17.4 million, or 6%, over the two periods.

        81.   In the April 1, 2002 press release, the Individual Defendants admitted that the new accounting policies of Seitel, which was purportedly adopted on the advice of its auditors, were more conservative. The Individual Defendants failed to acknowledge, however, that their previous revenue recognition policies for Seitel were not in conformity with GAAP. The existence of a restatement belies their failure to make this admission. Generally, a change from one generally accepted accounting principle to another generally accepted accounting principle does not result in a restatement. By contrast, a change from an accounting principle that is not generally accepted to one that is generally accepted is a correction of an “error” which does require a restatement. See, Accounting Principles Board Opinion No. 20, Accounting Changes, para. 7,13,18, and 19.

        82.   In the April 1, 2002 press release, the Individual Defendants stated that as a result of the restatement the Company was not in compliance with certain financial covenants as of September 30, 2001 and December 31, 2001, and that the Company was therefore not able to borrow under its line of credit facility.

        83.   Further, in the April 1, 2002 press release, the Individual Defendants announced that “Mr. Frame and the Company’s Board of Directors are in discussions concerning changes to his compensation agreement with an intention to eliminate the payment of bonuses based on a percentage of top-line sales or revenues and, instead, pay such bonuses based on bottom-line performance criteria.” In addition, the Company announced that it would accept a five-year promissory note from Defendant Frame for the repayment of certain bonus payments and commission payments which was advanced during 2001 in anticipation of the Company meeting an earnings threshold (if such bonuses and commissions were not earned in the future). The Company also announced that it would accept a similar five-year promissory note from Defendant Valice (if such bonuses and commissions were not earned in the future). Seitel did not announce any similar agreement with defendant Pearlman.

        84.   On April 4, 2002, the Individual Defendants approved and caused Seitel to file its Annual Report on Form 10-K for the year ended December 31, 2001. In this filing, Defendants described, to a much greater degree than previously disclosed, its business and accounting practices that gave rise to the restatement:

  Historically, Seitel recognized revenue from the licensing of seismic data when it had a contract with its customer for a fixed sales price, a licensing agreement was in place, the seismic data was available for use by the customer, and collectibility of the sales price was reasonably assured. Under certain contracts, although a licensing agreement was in place, collectibility was reasonably assured, and access to the seismic data available was delivered to the customer, the customer was given time to select specific data from the data available to it to be held 1on2-term under its licensing agreement. Under those contracts, delivery of data to the customer was, therefore, not required until a specific selection was made. In other cases, the customer was delivered seismic data to review and could select from among that data the specific data it wanted to hold long-term. With each of these types of contracts, specific data selections could be made over the term of the contract, which is typically two years. The accounting model described above has been consistently followed by the Company for these types of contracts and has also been followed by others in the seismic industry on similar types of data licensing contracts. This accounting model was not changed with the adoption of the Securities and Exchange Commission s Staff Accounting Bulletin No. 101 (SAB 101), “Revenue Recognition in Financial Statements,” in October 2000, because the Company and its auditors determined the SAB 101 guidance did not suggest a change in accounting policy. [Emphasis added.]

*   *   *

  The financial statements also reflect revisions for the amount and timing of revenue recognized under certain data acquisition contracts. In 2000 and 2001, the Company entered into certain acquisition contracts under which the Company and the customer participated in the acquisition services. Under these arrangements, the Company did not assume the sole risk of service throughout the acquisition process. The Company reco~Mzed revenue under these contracts consistent with its revenue reco2nition policies for acquisition contracts. Under these contracts, the Company has now determined that revenue previously recognized for amounts funded by customers should be used to reduce the Company’s recorded cost of creating the seismic data. The Company continues to have sole ownership of the newly created data. [Emphasis added.]

Violations of GAAP

        85.   The foregoing statements regarding Seitel’s impressive financial results during 2000 and the first three quarters of 2001 were materially false and misleading due, in part, to the fact that the Individual Defendants violated GAAP.

                     a.   GAAP are those principles recognized by the accounting profession and the SEC as the conventions, rules and procedures necessary to define accepted accounting practice at a particular time. SEC Regulation S-X (17 C.F.R. 210.4-0l(a)(l)) states that financial statements filed with the SEC that are not prepared in conformity with GAAP are presumed to be misleading and inaccurate, despite footnotes or other disclosures.

                     b.   Specifically, Seitel’s financial statements did not conform to a basic revenue recognition principle that a product should be delivered before revenue can be earned and then recognized. The Individual Defendants improperly recognized revenue for Seitel on certain data licensing contracts prior to specific data having been selected by and delivered to the customer, i.e. while the customer was still deciding which data to lease among the seismic data offered for lease by Seitel. resulting in a $19.6 million overstatement of revenue for 2000 and a
$31.2 million overstatement of revenue for the first three quarters of 2001. The Individual Defendants thereby violated, inter alia, the following provisions of GAAP:

                                i.   Statement of Financial Accounting Standards No. 5, Recognition and Measurement in Financial Statements of Business Enterprises (“CONS”), para. 83, which states that in order to recognize revenue it must be both realized or realizable and earned, and that revenues are considered to have been earned when the entity has substantially accomplished what it must do to be entitled to the benefits represented by the revenues, and para. 84 which states that “the two conditions.. . are usually met by the time the product or merchandise is delivered on the services are rendered to customers.” [Emphasis added]; and

                                ii.   SEC Staff Accounting Bulletin No. 101 (SAB 101), Revenue Recognition in Financial Statements, which summarizes the SEC staffs view in applying existing guidance on revenue recognition to various fact patterns. SAB 101 reiterates that delivery generally is required prior to revenue recognition and elaborates that “delivery generally is not considered to have occurred unless the product is delivered to the customer’s place of business or another site specified by the customer.” (Emphasis added.) (An exception to the general rule may be when the customer has requested that delivery be delayed (commonly known as bill-and-hold transactions), but even then there must be a fixed schedule for delivery).3 SAB 101 made clear, moreover, that when a company receives a non-refundable fee ostensibly for conveyance of a license or other intangible right, revenue must be deferred if the fee does not represent the culmination of the earnings process. Compliance with SAB 101 was to be applied prospectively, beginning no later than the fourth quarter of 2000, unless the registrant “ha[d] not previously complied with GAAP, for example, by recording revenue prior to product delivery that did not comply with the applicable bill-and-hold guidance,” in which case previously issued financial statements should be restated.

                     c.   Moreover, the Individual Defendants caused Seitel to improperly recognized as revenue certain payments received in joint endeavors to acquire data, resulting in a $5.9 million overstatement of revenue for 2000 and a $11.5 million overstatement of revenue for the first three quarters of 2001. The payments received did not represent revenue earned but, in fact, represented a reduction of Seitel’s cost of acquiring data. Seitel should have recorded the payments received as a reduction of the cost of the seismic data library. The seismic data library is an asset that is amortized (expensed) over a period of years rather than immediately.

______________

        3   SAB 101 is not the first time that the SEC addressed revenue recognition in bill-and-hold transactions. Indeed, the criteria for revenue recognition in bill-and-hold transactions derives from AAER 108, a 1986 SEC enforcement action.

Therefore, if the payments received were recorded properly, the effect would have been to increase net income over a period of years rather than immediately. The Individual Defendants thereby violated, inter alia, the following provisions of GAAP:

                                i.   CONS, para. 83;

                                ii.   CONS, para. 86.c. which requires certain expenses to be allocated by a systematic and rational periods to the periods during which the related assets are expected to provide benefits;

                     d.   Further, the Individual Defendants failed adequately to disclose its accounting policy for revenue recognition, in violation of GAAP and Accounting Principles Board Opinion No. 22, Disclosure of Accounting Policies, which notes that “information about the accounting policies adopted by a reporting entity is essential for financial statement users” and requires that “a description of all significant accounting policies of the reporting entity [] be included as an integral part of the financial statements.”

COUNT

DERIVATIVE CLAIM AGAINST ALL INDIVIDUAL DEFENDANTS
FOR BREACH OF FIDUCIARY DUTY

        86.   Plaintiff incorporates by reference and realleges each and every allegation contained above, as though fully set forth herein.

        87.   The Individual Defendants breached their fiduciary duties to the Company and to its shareholders by failing in their responsibility to maintain adequate accounting controls and by employing improper accounting and audit practices and procedures, as specified, supra, all in violation of GAAP, which artificially inflated the value of the Company’s common stock by overstating earnings, understating liabilities and expenses, and impaired Seitel’s ability to secure needed capital.

        88.   The Individual Defendants owed a fiduciary duty to Seitel to supervise the issuance of its press releases and public filings to ensure that they were truthful and accurate and that they conformed with federal and state law. The Individual Defendants breached their fiduciary duty by failing to properly supervise and monitor Seitel’s accounting practices and the adequacy of its internal financial controls and audits and by allowing misleading statements and filings to be issued and made.

        89.   The Individual Defendants have engaged, knowingly or recklessly, in a sustained and systematic failure over the course of the Relevant Period to exercise their oversight responsibilities to ensure that Seitel complied with Federal and State Laws, rules and regulations and with GAAP to ensure the integrity of its financial reporting.

        90.   As a result of the Individual Defendants’ breaches, Seitel is the subject of major securities fraud class action lawsuits by defrauded investors, has lost market share, has had its reputation in the business community irreparably tarnished and has thus been damaged.

DEMAND FUTILITY

        91.   Plaintiff has not made a demand on the Seitel Board of Directors to prosecute their claims. Such demand is futile, and thus excused, for the following reasons:

                     (a)   The Individual Defendants constitute a majority of Seitel’s Board of Directors. There is a substantial likelihood that the Individual Defendants are personally liable to

Seitel for the damages it has sustained and will sustain in the future as a result of the wrongs described above; and

                     (b)   As a consequence, each Individual Defendant is in an irreconcilable conflict of interest regarding the prosecution of this action and has a personal pecuniary interest that would be adversely affected if the claims herein were pursued. Accordingly, the Individual Defendants cannot exercise the requisite independence necessary to consider a pre-suit demand impartially and in good faith.

        92.   Plaintiff has no adequate remedy at law.

        WHEREFORE, plaintiff demands judgment as follows:

        A.   Directing defendants to account to and repay to the Company for all damages sustained or to be sustained by the Company by reason of the wrongs alleged herein;

        B.   Requiring defendants to return to Seitel all salaries, payments and the value of other remuneration of whatever kind paid to them by the Company during the time they were in breach of the fiduciary duties they owed to Seitel, or aided and abetted the same.

        C.   Directing the Individual Defendants to establish and maintain effective compliance programs to ensure that Seitel’s affiliates and employees do not engage in wrongful and illegal practices;

        D.   Directing all defendants to pay interest at the highest rate allowable by law on the amount of damages sustained by the Company as a result of defendants’ culpable conduct;

        E.   Awarding plaintiff the costs and disbursements of this action, including reasonable attorneys’ and experts’ fees and expenses; and

        F.   Granting such other and further relief as the Court may deem just and proper.

JURY TRIAL DEMANDED

        Plaintiff demands a trial by jury.

Respectfully submitted,
DATED: May 20, 2002	/s/ William B. Federman

FEDERMAN & SHERWOOD
William B. Federman, TX Bar No. 00794935
Southern District of Texas No. 21540
120 North Robinson
Suite 2720
Oklahoma City, OK 73102
(405)235-1560

-and-

2926 Maple Avenue, Suite 200
Dallas, TX 75201
(214)696-1100

ATTORNEY IN CHARGE

VERIFICATION

I, Harold G Basser, have reviewed the Derivative Complaint to be filed in this matter and verify the contact thereof to the best of my belief. I further authorize filing of same.

Date: 5/19/02